                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 -----------



                                   FORM 8-K

                                Current Report
                                 Pursuant to
                            Section 13 or 15(d) of
                     The Securities Exchange Act of 1934


        Date of Report (Date of Earliest Event Reported): July 10, 1998



                                 -----------



                                 NORTEK, INC.
            (Exact name of Registrant as specified in its charter)


         DELAWARE                        1-6112                  05-10314991
(State or other jurisdiction     (Commission File Number)     (I.R.S. Employer
     of Incorporation)                                           I.D. Number)


                                 -----------


50 Kennedy Plaza, Providence, Rhode Island                       02903-2360
 (Address of Principal Executive Offices)                        (Zip Code)


                                (401) 751-1600
              Registrant's Telephone Number including area code

ITEM 2.       ACQUISITION OR DISPOSITION OF ASSETS

     Effective July 10, 1998, Nortek, Inc. (the "Company") sold the stock of Universal-Rundle Corporation ("URC") a wholly-owned subsidiary of the Company to Mr. Reed Beidler, an affiliate of Crane Plumbing, for approximately $33.7 million. URC, which operated the Company's plumbing products business, had net sales of approximately $104.5 million in 1997 and was accounted for as a discontinued operation in the fourth quarter of 1997.

ITEM 5.       OTHER EVENTS.

     During the second quarter of 1998, the Company made several dispositions of nonstrategic assets. On May 8, 1998, the Company sold its Ply Gem Industries, Inc. ("Ply Gem") subsidiary, Studley Products, Inc. ("Studley"). Studley had net sales of approximately $22.0 million for the year ended December 31, 1997 and had been treated as an operation held for sale since the acquisition of Ply Gem. In addition, on May 22, 1998, the Company consummated the sale of another Ply Gem subsidiary, Sagebrush Sales, Inc. ("Sagebrush") for approximately $9.0 million in cash. Sagebrush had net sales and EBITDA of approximately $47.6 million and $0.7 million, respectively, for the year ended December 31, 1997. On July 2, 1998, the Company completed the sale of another Ply Gem subsidiary, Goldenberg Group, Inc. ("Goldenberg") for approximately $11.0 million, including approximately $2.1 million in notes. Goldenberg had net sales and EBITDA of approximately $41.3 million and $1.4 million, respectively for the year ended December 31, 1997. Ply Gem has made mandatory prepayments of bank debt of approximately $13.0 million with proceeds from asset sales of Ply Gem subsidiaries since April 4, 1998.

     On June 16, 1998, the Company announced the formation of Ventrol Air Handling Systems Inc. ("Ventrol"), a new corporation for the manufacture of HVAC products in Montreal, Canada. Ventrol will be a part of the Company's Air Conditioning and Heating Products Group. Ventrol will fabricate custom air handling and heat recovery equipment to serve the commercial and industrial markets in Canada and the eastern United States. A state-of-the-art plant is planned, with completion expected in October 1998. At full capacity, the plant is expected to occupy 150,000 square feet and employ approximately 230 people.

     On June 25, 1998, the Company entered into a letter of intent providing for the sale of all of the outstanding equity interests of the Electronics Group of the Company. The Electronics Group includes the Company's M&S Systems LP ("M&S") subsidiary and certain other of Nortek's businesses. The sale of the Electronics Group is subject to the completion of satisfactory due diligence by the purchaser, expiration or termination of the applicable waiting period under the Hart Scott Rodino Artitrust Improvements Act of 1976, as amended (the "HSR Act") and the negotiation of definitive documentation, which is expected to contain customary terms and conditions. In addition, under the Proposed FTC Order, discussed below, the disposition of M&S is subject to the prior approval of the Federal Trade Commission (the "FTC"). For the year ended December 31, 1997, net sales, operating earnings and EBITDA of the Electronics Group were approximately $70.3 million, $6.3 million and $8.3 million, respectively. For the three months ended April 4, 1998, net sales, operating earnings and EBITDA of the Electronics Group were approximately $19.5 million, $1.6 million and $2.1 million, respectively. For the twelve months ended April 4, 1998, net sales, operating earnings and EBITDA of the Electronics Group were approximately $73.3 million, $6.6 million and $8.7 million, respectively.

     On or about June 29, 1998, in response to the FTC's concerns about the potential adverse competitive effects the acquisition of NuTone Inc. (the "Acquisition") might have on the market for certain hard-wired intercom systems, the Company executed an Agreement Containing Consent Order ("Proposed FTC Order") providing for the divestiture, as described below, of M&S, which manufactures hard-wired intercom systems. The Company has been informed that the FTC staff is recommending the approval of the Proposed FTC Order by the FTC Commissioners. The Proposed FTC Order must be provisionally accepted by the FTC commissioners before the Acquisition can be consummated. Upon provisional acceptance of the Proposed FTC Order, the HSR Act waiting period will be terminated and the Company may close the Acquisition in compliance with the HSR Act. Upon provisional acceptance by the FTC, the Proposed FTC Order will be placed on the public record and will be subject to public comment for a period of 60 days. Upon the expiration of the comment period, the FTC will decide whether to withdraw, modify or make final its acceptance of the Proposed FTC Order.

     Under the terms of the Proposed FTC Order, the Company must divest, at no minimum price, within six months of its execution of the Proposed FTC Order, all of the assets, properties, business and goodwill of M&S (the "M&S Assets"). Any acquiror must be approved by the FTC. If the Company has not divested the M&S Assets within the prescribed time, the FTC may appoint a trustee to divest the M&S Assets. The Company will be responsible for any costs and expenses incurred by the trustee that are necessary to carry out the trustee's duties. For the year ended December 31, 1997, M&S had net sales, operating earnings and EBITDA of approximately $19.9 million, $2.8 million and $3.3 million, respectively.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.


         (c) Exhibits.

               Exhibit 2.1 Stock Purchase Agreement dated July 10, 1998 by and between Reed Beidler and Nortek, Inc.

                                  SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.




                                        NORTEK, INC.


                                        By:   /s/ Almon C. Hall
                                            ---------------------------------
                                            Name: Almon C. Hall
                                            Title: Chief Accounting Officer